EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/25/08	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S RAISES DIVIDEND 33%

•	Quarterly cash dividend increases 33% to $0.50 per share — the equivalent of $2.00 annually

•	Returned nearly $11 billion to date under 2007-2009 $15 billion to $17 billion cash return to shareholders target

OAK BROOK, IL – McDonald's Board of Directors today declared a quarterly cash dividend of $0.50 per share of common stock payable on December 15, 2008 to shareholders of record at the close of business on December 1.  This represents a 33% increase, bringing the quarterly dividend payout to more than $550 million.
    Jim Skinner, McDonald’s Chief Executive Officer, said, "Today’s substantial dividend increase is yet another indication of the strength and momentum of our global business.  By focusing on our customers and staying disciplined in our execution, we continue to drive sales, profits and ultimately cash provided by operations, which increased by more than $700 million in the first half of this year.  We are confident in our ability to invest in key growth opportunities and maintain a strong credit rating even as we return a significant amount of cash to shareholders."
    Under its three-year target, McDonald’s has returned $5.1 billion year-to-date 2008 and $5.7 billion in 2007 to shareholders via a combination of dividends and share repurchases.
    McDonald’s has raised its dividend each and every year since paying its first dividend in 1976.  The new quarterly dividend of $0.50 per share is equivalent to $2.00 per share annually — double the amount paid in 2006.

Upcoming Communications
    A McDonald’s U.S. owner/operator will participate in a panel discussion at the RBC Capital Markets Consumer Conference on October 2, 2008 at 9:00 a.m., Eastern Time.  This panel discussion will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

    McDonald’s tentatively plans to release third quarter results before the market opens on October 22, 2008 and will host an investor webcast.  This webcast will be broadcast live and available for replay for a limited time thereafter on www.investor.mcdonalds.com.

    McDonald's is the leading global foodservice retailer with more than 31,000 local restaurants in more than 100 countries.  More than 75% of McDonald's restaurants worldwide are owned and operated by franchisees and affiliates.  Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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